UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 30, 2005 (Date of earliest event reported)

MFIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-11625	04-2793022
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

30 Ossipee Road
Newton, MA 02464-9101
(Address of principal executive offices)

Telephone: (617) 969-5452
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written  communications  pursuant to Rule 425 under the  Securities  Act (17 CFR 230.425)

☐            Soliciting  material  pursuant to Rule  14a-12  under the  Exchange  Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                             Entry into a Material Definitive Agreement.

Item 3.03                                             Material Modification to Rights of Security Holders.

MFIC Corporation (the “Company”) announced on December 30, 2005 that its Board of Directors, upon recommendation of its Compensation Committee, approved the accelerated vesting of all currently outstanding unvested stock options (“Options”) to purchase shares of common stock of the Company. These Options were previously awarded to officers and employees under the Company’s 1988 Employee Stock Option Plan. The vesting of options granted to members of the Company’s Board of Directors under the Company’s 1989 Non-Employee Director Stock Option Plan were not accelerated. By accelerating the vesting of the employee Options the Company estimates that it will not incur approximately $405,000 of future compensation expense, net of taxes. The Company will, however, recognize a one-time compensation expense in accordance with Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), of approximately $37,000 net of taxes in the fourth quarter of fiscal 2005 with respect to the acceleration of in-the-money options.

Options to purchase 464,336 shares of the Company’s common stock, which would otherwise have vested from time to time over the next five years, become immediately exercisable on December 31, 2005 as a result of the Board’s actions. The number of shares and exercise prices of the Options subject to the acceleration are unchanged. The remaining terms for each of the Options granted remain the same. The acceleration is effective as of December 31, 2005. The Company has sought consent from option holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, if the acceleration would have the effect of changing the status of the option for federal income tax purposes from an incentive stock option to a non-qualified stock option.

The accelerated Options included 139,350 Options held by executive officers as identified in the Company’s June 3, 2005 proxy statement increased by subsequent grants dated December 6, 2005, and 324,986 Options held by other employees. Based on the Company’s assumed closing stock price of $1.32 per share on the date of accelerated vesting, 84% of the total accelerated Options would have exercise prices above the closing market price at the time of acceleration. All of the accelerated Options have exercise prices between $.30 and $4.25 per share, with a total weighted average exercise price per share of $1.72.

The decision to accelerate the vesting of these Options, which the Company believes is in the best interests of its stockholders, was made primarily to reduce non-cash compensation expense that would have been recorded in its income statement in future periods upon the adoption of Financial Accounting Standards Board Statement No. 123R (Share-Based Payment) on January 1, 2006. As of the date of this press release, option holders exercised the opt-out right with respect to 277,400 Options, and the Company will recognize a one-time non-cash compensation charge of approximately $62,000 net of taxes in 2006 with regard to those Options.

Item 8.01                                             Other Events

On December 30, 2005, the Company issued a press release announcing the acceleration of vesting of currently outstanding unvested stock options to purchase 464,336 shares of the Company’s common stock effective as of December 31, 2005.

A copy of the press release issued by the Company on December 30, 2005 is attached hereto as Exhibit 99.1.

Item 9.01                                             Financial Statements and Exhibits

(d)                                 The following exhibit is hereby filed as part of this Current Report on Form 8-K:

Number	Exhibit

99.1	Press release dated December 30, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2005	MFIC CORPORATION

	By:	/s/ Irwin J. Gruverman

Name: Irwin J. Gruverman

Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 30, 2005